------------------------------
                                                           OMB APPROVAL
                                                  OMB Number     3235-0145
                                                  Expires:   December 31, 2005
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                                                  hours per response . . . 11
                                                  ------------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G






                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                                Trico Bancshares
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    896095106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ X ]   Rule 13d-1(b)

          [   ]   Rule 13d-1(c)

          [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               PAGE 1 OF 12 PAGES


-----------------------------------------                                        --------------------------------------
CUSIP No.   896095106                                      13G                   Page  2  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           Manulife Financial Corporation
           I.R.S. No.

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 12 PAGES


-----------------------------------------                                        --------------------------------------
CUSIP No.   896095106                                      13G                   Page  3  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 12 PAGES


-----------------------------------------                                        --------------------------------------
CUSIP No.   896095106                                      13G                   Page  4  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 12 PAGES


-----------------------------------------                                        --------------------------------------
CUSIP No.   896095106                                      13G                   Page  5  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Subsidiaries, LLC
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 12 PAGES


-----------------------------------------                                        --------------------------------------
CUSIP No.   896095106                                      13G                   Page  6  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           The Berkeley Financial Group, LLC
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, LLC

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 12 PAGES


-----------------------------------------                                        --------------------------------------
CUSIP No.   896095106                                      13G                   Page  7  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, LLC
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             708,150

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             708,150

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           708,150

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.5%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 7 OF 12 PAGES


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

     Attention:  Intentional  misstatements  or  omissions  of  fact  constitute
     Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      --------------
                      Trico Bancshares

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      63 Constitution Drive
                      Chico, CA  95973

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of Manulife Financial
                      Corporation ("MFC"), and MFC's direct, wholly-owned
                      subsidiary, John Hancock Financial Services, Inc.
                      ("JHFS"), JHFS's direct, wholly-owned subsidiary, John
                      Hancock Life Insurance Company ("JHLICO"), JHLICO's
                      direct, wholly-owned subsidiary, John Hancock
                      Subsidiaries, LLC ("JHS"), JHS's direct, wholly-owned
                      subsidiary, The Berkeley Financial Group, LLC ("TBFG") and
                      TBFG's direct, wholly-owned subsidiary, John Hancock
                      Advisers, LLC ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of MFC is located at 200
                      Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5;
                      JHFS, JHLICO and JHS are located at John Hancock Place,
                      P.O. Box 111, Boston, MA 02117. The principal business
                      offices of TBFG and JHA are located at 101 Huntington
                      Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      -----------
                      MFC is organized and exists under the laws of Canada.
                      JHLICO was organized and exists under the laws of the
                      Commonwealth of Massachusetts. JHFS, JHS, TBFG and JHA
                      were organized and exist under the laws of the State of
                      Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      ------------
                      896095106

         Item 3       If the Statement is being filed pursuant to Rule
                      ------------------------------------------------
                      13d-1(b), or 13d-2(b), check whether the person filing is a:
                      -----------------------------------------------------------

                      MFC:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHFS:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.


                               PAGE 8 OF 12 PAGES

                                    (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)(ii)(G).

                      JHS:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHA:          (e) (X) Investment Adviser registered under ss.203
                                            of the Investment Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a)  Amount Beneficially Owned:
                           -------------------------
                           JHA has direct beneficial ownership of 708,150 shares
                           of Common Stock. Through their parent-subsidiary
                           relationship to JHA, MFC, JHFS, JHLICO, JHS and TBFG
                           have indirect, beneficial ownership of these same shares.

                      (b)  Percent of Class: 4.5%
                           ----------------

                      (c)  Number of shares as to which the person has:
                           -------------------------------------------

                             (i)    sole power to vote or to direct the vote:
                                    JHA has sole power to vote or to direct the vote of 708,150 shares of Common Stock under the Advisory Agreements as follows:

                                                                                        Number    Date of Advisory
                         Fund Name                                                     of Shares  Agreement
                         ---------                                                     ---------  ---------
                         John Hancock Bank and Thrift Opportunity Fund                  53,000    July 21, 1994
                         John Hancock Regional Bank Fund                                655,150   July 01, 1996


                             (ii)   shared power to vote or to direct the vote: -0-

                             (iii)  sole power to dispose or to direct the disposition of:
                                    JHA has sole power to dispose or to direct
                                    the disposition of 708,150 shares of Common
                                    Stock under the Advisory Agreement noted in
                                    Item 4(c)(i) above.

                             (iv)   shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      See Item 4.



                               PAGE 9 OF 12 PAGES

         Item 7       Identification and Classification of the Subsidiary which Acquired
                      ------------------------------------------------------------------
                      the Security Being Reported on by the Parent Holding Company:
                      ------------------------------------------------------------
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                               PAGE 10 OF 12 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     Manulife Financial Corporation

                                                     By:      /s/Christer V. Ahlvik
                                                              -----------------------------------------------------
                                                              Name:    Christer V. Ahlvik
Dated:  February 10, 2005                                     Title:   Vice President and Corporate Secretary

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Emanuel Alves
                                                              -----------------------------------------------------
                                                              Name:    Emanuel Alves
Dated:  February 10, 2005                                     Title:   Vice President and Corporate Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Emanuel Alves
                                                              -----------------------------------------------------
                                                              Name:    Emanuel Alves
Dated:  February 10, 2005                                     Title:   Vice President and Corporate Secretary

                                                     John Hancock Subsidiaries, LLC

                                                     By:      /s/Emanuel Alves
                                                              -----------------------------------------------------
                                                              Name:    Emanuel Alves
Dated:  February 10, 2005                                     Title:   Corporate Secretary and Counsel

                                                     The Berkeley Financial Group, LLC

                                                     By:      /s/Susan S. Newton
                                                              -----------------------------------------------------
                                                              Name:   Susan S. Newton
Dated:  February 10, 2005                                     Title:  Senior Vice President and Corporate Secretary

                                                     John Hancock Advisers, LLC

                                                     By:      /s/Susan S. Newton
                                                              -----------------------------------------------------
                                                              Name:   Susan S. Newton
Dated:  February 10, 2005                                     Title:  Senior Vice President and Corporate Secretary



                               PAGE 11 OF 12 PAGES

EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

         Manulife Financial Corporation, John Hancock Financial Services, Inc., John Hancock Life Insurance Company, John Hancock Subsidiaries, LLC, The Berkeley Financial Group, LLC and John Hancock Advisers, LLC agree that the Terminated Schedule 13G (Amendment No. 4) to which this Agreement is attached, relating to the Common Stock of Trico Bancshares is filed on behalf of each of them.


                                                     Manulife Financial Corporation

                                                     By:      /s/Christer V. Ahlvik
                                                              -----------------------------------------------------
                                                              Name:    Christer V. Ahlvik
Dated:  February 10, 2005                                     Title:   Vice President and Corporate Secretary

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Emanuel Alves
                                                              -----------------------------------------------------
                                                              Name:    Emanuel Alves
Dated:  February 10, 2005                                     Title:   Vice President and Corporate Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Emanuel Alves
                                                              -----------------------------------------------------
                                                              Name:    Emanuel Alves
Dated:  February 10, 2005                                     Title:   Vice President and Corporate Secretary

                                                    John Hancock Subsidiaries, LLC

                                                     By:      /s/Emanuel Alves
                                                              -----------------------------------------------------
                                                              Name:    Emanuel Alves
Dated:  February 10, 2005                                     Title:   Corporate Secretary and Counsel

                                                     The Berkeley Financial Group, LLC

                                                     By:      /s/Susan S. Newton
                                                              -----------------------------------------------------
                                                              Name:   Susan S. Newton
Dated:  February 10, 2005                                     Title:  Senior Vice President and Corporate Secretary

                                                     John Hancock Advisers, LLC

                                                     By:      /s/Susan S. Newton
                                                              -----------------------------------------------------
                                                              Name:   Susan S. Newton
Dated:  February 10, 2005                                     Title:  Senior Vice President and Corporate Secretary




                               PAGE 12 OF 12 PAGES
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